EXHIBIT 4.4
November 24, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	The Scotts Miracle-Gro Company — Annual Report on Form 10-K for the fiscal year ended September 30, 2009
Ladies and Gentlemen:
     The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts Miracle-Gro”), is today filing its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (the “Form 10-K”).
     Neither Scotts Miracle-Gro nor any of its consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt, other than those filed or incorporated by reference as an exhibit to the Form 10-K, under which the total amount of long-term debt authorized exceeds ten percent (10%) of the total assets of Scotts Miracle-Gro and its subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, Scotts Miracle-Gro hereby agrees to furnish to the SEC, upon request, a copy of each such instrument or agreement defining the rights of holders of long-term debt of Scotts Miracle-Gro or the rights of holders of long-term debt of one of Scotts Miracle-Gro’s consolidated subsidiaries, in each case which is not being filed or incorporated by reference as an exhibit to the Form 10-K.
Very truly yours,
THE SCOTTS MIRACLE-GRO COMPANY
/s/ David C. Evans
David C. Evans
Executive Vice President and Chief Financial Officer
14111 Scottslawn Road Marysville, OH 43041 937-644-0011
www.scotts.com